As filed with the Securities and Exchange Commission on May 15, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-2022454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 W. Fort Street, Suite 1800
Detroit, Michigan 48226
 (Address of principal executive offices) (Zip Code)

Chemical Financial Corporation Stock Incentive Plan of 2019
(Full title of the Plan)

David T. Provost
Chief Executive Officer and President
Chemical Financial Corporation
333 W. Fort Street, Suite 1800
Detroit, Michigan 48226
(Name and address of agent for service)

(800) 867-9757
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, par value $1.00	2,400,000(3)	$41.23	$98,952,000.00	$11,992.98

(1)
Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the average of the high and low prices for Chemical Financial Corporation’s common stock on The NASDAQ Global Select Market on May 10, 2019, which date is within five business days prior to filing this Registration Statement.

(2)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by 0.0001212

(3)
Represents shares of common stock issuable under the Chemical Financial Corporation Stock Incentive Plan of 2019. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement (the “Registration Statement”) is to register an aggregate of 2,400,000 shares of Chemical Financial Corporation (“we,” “our,” “us,” or “Chemical”) common stock, par value $1.00 per share (the “Common Stock”), that may be offered pursuant to the Chemical Financial Corporation Stock Incentive Plan of 2019 (the “Plan”).

PART I

The document(s) containing the information specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by Chemical are hereby incorporated into this Registration Statement by reference:

1.	Chemical’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Commission on February 28, 2019;

2.	Chemical’s Quarterly Report on Form 10-Q filed with the Commission on May 8, 2019;

3.
Chemical’s Current Reports on Form 8-K filed with the Commission on January 11, 2019, January 22, 2019, January 28, 2019, April 10, 2019, April 23, 2019, May 3, 2019 and May 8, 2019 (other than the portions of those documents not deemed to be filed); and

4.
The description of Chemical’s Common Stock contained in Chemical’s Form S-3 Registration Statement filed with the Commission on May 10, 2017, and any amendment or report filed for the purpose of updating such description.

All documents filed by Chemical pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished and not deemed filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Chemical is obligated under its Restated Articles of Incorporation and Bylaws to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”).

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of all directors who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there are at least two such directors, (ii) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of all “independent directors” who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there is at least one such director, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit or proceeding). Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

The foregoing is only a general summary of certain aspects of Michigan law and Chemical’s Restated Articles of Incorporation and Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the MBCA referenced above and Chemical’s Restated Articles of Incorporation and Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

1.     The undersigned registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, Michigan, on May 15, 2019.

CHEMICAL FINANCIAL CORPORATION
 (Registrant)

By:	/s/ David T. Provost
Name: David T. Provost
Title: Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints David T. Provost and Dennis L. Klaeser, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on May 15, 2019:

By	/s/ David T. Provost
David T. Provost Director, Chief Executive Officer and President (Principal Executive Officer)

By	/s/ Dennis L. Klaeser
Dennis L. Klaeser Executive Vice President, Chief Financial Officer (Principal Financial Officer)

By:	/s/ Kathleen S. Wendt
Kathleen S. Wendt Executive Vice President and Deputy Chief Financial Officer (Principal Accounting Officer)

By	/s/ James R. Fitterling
James R. Fitterling Director

By	/s/ Ronald A. Klein
Ronald A. Klein Director

By	/s/ Richard M. Lievense
Richard M. Lievense Director

By	/s/ Barbara J. Mahone
Barbara J. Mahone Director

By	/s/ Barbara L. McQuade
Barbara L. McQuade Director

By	/s/ John E. Pelizzari
John E. Pelizzari Director

By	/s/ Thomas C. Shafer
Thomas C. Shafer Vice Chairman

By	/s/ Lawrence D. Stauffer
Lawrence D. Stauffer Director

By	/s/ Jeffrey L. Tate
Jeffrey L. Tate Director

By	/s/ Gary Torgow
Gary Torgow
Chairman

By	/s/ Arthur A. Weiss
Arthur A. Weiss Director

By	/s/ Franklin C. Wheatlake
Franklin C. Wheatlake Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Chemical Financial Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2017)
3.2
Bylaws of Chemical Financial Corporation, dated January 27, 2019 (incorporated by reference to Exhibit 3.1 to Chemical Financial Corporation’s Current Report on Form 8-K, filed on January 28, 2019, and incorporated herein by reference)

4.1
Long-Term Debt. The registrant has outstanding long-term debt which at the time of this filing does not exceed 10% of the registrant’s total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the Commission upon request.

4.2	Restated Articles of Incorporation (included as Exhibit 3.1)
4.3	Bylaws (included as Exhibit 3.2)
4.4
Chemical Financial Corporation Stock Incentive Plan of 2019 (incorporated by reference to Appendix A to Chemical Financial Corporation’s Definitive Proxy Statement, filed on March 28, 2019, and incorporated herein by reference)

5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the validity of the securities to be issued*
23.1	Consent of KPMG LLP*
23.2	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature pages of this Registration Statement)
  * Filed herewith.